CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee
Buffered Performance Leveraged Upside Securities due 2011	$3,675,000	$144.43

March 2009

Pricing Supplement No. 50
Registration Statement No. 333-156423
Dated March 11, 2009
Filed pursuant to Rule 424(b)(2)
STRUCTURED INVESTMENTS
Opportunities in Equities
Buffered PLUS Based on the Value of the MSCI EAFE Index® due March 18, 2011
Buffered Performance Leveraged Upside SecuritiesSM
Buffered PLUS are senior unsecured obligations of Morgan Stanley, will pay no interest, provide only a minimum payment of 15% of principal at maturity and have the terms described in the accompanying prospectus supplement for PLUS and the accompanying prospectus, as supplemented or modified by this pricing supplement.  At maturity, if the underlying index has appreciated in value, investors will receive the stated principal amount of their investment plus leveraged upside performance of the underlying index, subject to the maximum payment at maturity.  At maturity, if the underlying index has depreciated in value, and (i) if the closing value of the underlying index has not declined by more than the specified buffer amount, the Buffered PLUS will redeem for par or (ii) if the closing value of the underlying index has declined by more than the buffer amount, investors will lose 1% for every 1% decline beyond the specified buffer amount, subject to a minimum payment at maturity.  All payments on the Buffered PLUS are subject to the credit risk of Morgan Stanley.
FINAL TERMS
Issuer:	Morgan Stanley
Maturity date:	March 18, 2011
Underlying index:	MSCI EAFE Index®
Aggregate principal amount:	$3,675,000
Payment at maturity:
•     If the final index value is greater than the initial index value:
$10 + the leveraged upside payment
In no event will the payment at maturity exceed the maximum payment at maturity.
•     If the final index value is less than or equal to the initial index value but has decreased from the initial index value by an amount less than or equal to the buffer amount of 15%:
$10
•     If the final index value is less than the initial index value and has decreased from the initial index value by an amount greater than the buffer amount of 15%:
($10 x the index performance factor) + $1.50
This amount will be less than the stated principal amount of $10. However, under no circumstances will the Buffered PLUS pay less than $1.50 per Buffered PLUS at maturity.

Leveraged upside payment:	$10 x leverage factor x index percent increase
Leverage factor:	200%
Index percent increase:	(final index value – initial index value) / initial index value
Initial index value:	961.63, which is the closing value of the underlying index on the pricing date
Final index value:	The closing value of the underlying index on the valuation date
Valuation date:	March 11, 2011, subject to adjustment for certain market disruption events
Buffer amount:	15%
Minimum payment at maturity:	$1.50 per Buffered PLUS (15% of the stated principal amount)
Index performance factor:	final index value / initial index value
Maximum payment at maturity:	$15.00 per Buffered PLUS (150% of the stated principal amount)
Stated principal amount:	$10 per Buffered PLUS
Issue price:	$10 per Buffered PLUS
Pricing date:	March 11, 2009
Original issue date:	March 18, 2009 (5 business days after the pricing date)
CUSIP:	617483185
ISIN:	US6174831858
Listing:	The Buffered PLUS will not be listed on any securities exchange.
Agent:	Morgan Stanley & Co. Incorporated
Commissions and Issue Price:	Price to Public	Agent’s Commissions(1)	Proceeds to Company
Per Buffered PLUS	$10	$0.175	$9.825
Total	$3,675,000	$64,312.50	$3,610,687.50
(1) For additional information, see “Plan of Distribution” in the accompanying prospectus supplement for PLUS.
The Buffered PLUS involve risks not associated with an investment in ordinary debt securities.  See “Risk Factors” beginning on page 6.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this pricing supplement or the accompanying prospectus supplement and prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

You should read this document together with the related prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below.

Prospectus Supplement for PLUS dated December 23, 2008
Prospectus dated December 23, 2008

THE BUFFERED PLUS ARE NOT BANK DEPOSITS AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY, NOR ARE THEY OBLIGATIONS OF, OR GUARANTEED BY, A BANK.  FURTHERMORE, THE BUFFERED PLUS WILL NOT BE GUARANTEED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION UNDER THE FDIC’S TEMPORARY LIQUIDITY GUARANTEE PROGRAM.

Buffered PLUS Based on the Value of the MSCI EAFE Index® due March 18, 2011
Buffered Performance Leveraged Upside SecuritiesSM

Fact Sheet

The Buffered PLUS are senior unsecured obligations of Morgan Stanley, will pay no interest, provide a minimum payment at maturity of only 15% of the stated principal amount and have the terms described in the accompanying prospectus supplement for PLUS and the accompanying prospectus, as supplemented or modified by this pricing supplement.  At maturity, an investor will receive for each stated principal amount of Buffered PLUS that the investor holds, an amount in cash that may be greater than, equal to or less than the stated principal amount based upon the value of the underlying index on the valuation date.  Under no circumstances will the payment at maturity on the Buffered PLUS be less than $1.50 per Buffered PLUS.  The Buffered PLUS are senior unsecured notes issued as part of Morgan Stanley’s Series F Global Medium-Term Notes program. All payments on the Buffered PLUS are subject to the credit risk of Morgan Stanley.

Key Dates
Pricing date:	Original issue date (settlement date):	Maturity date:
March 11, 2009	March 18, 2009 (5 business days after the pricing date)	March 18, 2011, subject to postponement due to market disruption events
Key Terms
Issuer:	Morgan Stanley
Underlying index:	MSCI EAFE Index®
Underlying index publisher:	MSCI Inc. (“MSCI”)
Original issue price:	$10 per Buffered PLUS
Stated principal amount:	$10 per Buffered PLUS
Denominations:	$10 per Buffered PLUS and integral multiples thereof
Interest:	None
Aggregate principal amount	$3,675,000
Bull market or bear market PLUS:	Bull market PLUS
Payment at maturity:	• If the final index value is greater than the initial index value: $10 + leveraged upside payment In no event will the payment at maturity exceed the maximum payment at maturity.
• If the final index value is less than or equal to the initial index value but has decreased from the initial index value by an amount less than or equal to the buffer amount of 15%: $10

•      If the final index value is less than the initial index value and has decreased from the initial index value by an amount greater than the buffer amount of 15%:
($10 x the index performance factor) + $1.50

This amount will be less than the stated principal amount of $10. However, under no circumstances will the Buffered PLUS pay less than $1.50 per Buffered PLUS at maturity.
Leveraged upside payment:	$10 x leverage factor x index percent increase
Leverage factor:	200%
Buffer amount:	15%
Minimum payment at maturity:	$1.50 per Buffered PLUS (15% of the stated principal amount)
Index percent increase:	(final index value – initial index value) / initial index value
Initial index value:	961.63, which is the closing value of the underlying index on the pricing date
Final index value:	The closing value of the underlying index on the valuation date
Valuation date:	March 11, 2011, subject to adjustment for certain market disruption events
Index performance factor:	final index value / initial index value
Maximum payment at maturity:	$15.00 per Buffered PLUS (150% of the stated principal amount)
Postponement of maturity date:
If the scheduled valuation date is not an index business day or if a market disruption event occurs on that day so that the valuation date as postponed falls less than two scheduled trading days prior to the scheduled maturity date, the maturity date of the Buffered PLUS will be postponed until the second scheduled trading day following that valuation date as postponed.

Risk factors:	Please see “Risk Factors” on page 6.

March 2009	Page 2

Buffered PLUS Based on the Value of the MSCI EAFE Index® due March 18, 2011
Buffered Performance Leveraged Upside SecuritiesSM

General Information
Listing:	The Buffered PLUS will not be listed on any securities exchange.
CUSIP:	617483185
ISIN:	US6174831858
Tax considerations:
Although the issuer believes that, under current law, the Buffered PLUS should be treated as a single financial contract that is an “open transaction” for U.S. federal income tax purposes, there is uncertainty regarding the U.S. federal income tax consequences of an investment in the Buffered PLUS.

Assuming this treatment of the Buffered PLUS is respected and subject to the discussion in “United States Federal Taxation” in the accompanying prospectus supplement for PLUS, the following U.S. federal income tax consequences should result based on current law:

▪ A U.S. Holder should not be required to recognize taxable income over the term of the Buffered PLUS prior to maturity, other than pursuant to a sale or exchange.

▪      Upon sale, exchange or settlement of the Buffered PLUS at maturity, a U.S. Holder should recognize gain or loss equal to the difference between the amount realized and the U.S. Holder’s tax basis in the Buffered PLUS.  Such gain or loss should be long-term capital gain or loss if the investor has held the Buffered PLUS for more than one year.

On December 7, 2007, the Treasury Department and the Internal Revenue Service (the “IRS”) released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, such as the Buffered PLUS.  The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income that is subject to an interest charge.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Buffered PLUS, possibly with retroactive effect.

Both U.S. and non-U.S. investors considering an investment in the Buffered PLUS should read the discussion under “Risk Factors” in this document and the discussion under “United States Federal Taxation” in the accompanying prospectus supplement for PLUS and consult their tax advisers regarding all aspects of the U.S. federal income tax consequences of an investment in the Buffered PLUS, including possible alternative treatments, the issues presented by the aforementioned notice and any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Trustee:	The Bank of New York Mellon (as successor trustee to JPMorgan Chase Bank, N.A.)
Calculation agent:	Morgan Stanley & Co. Incorporated (“MS & Co.”)
Use of proceeds and hedging:
The net proceeds we receive from the sale of the Buffered PLUS will be used for general corporate purposes and, in part, in connection with hedging our obligations under the Buffered PLUS through one or more of our subsidiaries.

On or prior to the pricing date, we, through our subsidiaries or others, hedged our anticipated exposure in connection with the Buffered PLUS by taking positions in stocks of the underlying index, futures and options contracts on the underlying index and component stocks of the underlying index listed on major securities markets. Such purchase activity could have increased the value of the underlying index, and therefore could have increased the value at which the underlying index must close on the valuation date before investors would receive at maturity a payment that exceeds the stated principal amount of the Buffered PLUS. For further information on our use of proceeds and hedging, see “Use of Proceeds and Hedging” in the accompanying prospectus supplement for PLUS.
Benefit plan investor considerations:	See “Benefit Plan Investor Considerations” in the accompanying prospectus supplement for PLUS.
Contact:
Morgan Stanley clients may contact their local Morgan Stanley branch office or our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (866) 477-4776).  All other clients may contact their local brokerage representative.  Third-party distributors may contact Morgan Stanley Structured Investment Sales at (800) 233-1087.

This offering summary represents a summary of the terms and conditions of the Buffered PLUS.  We encourage you to read the accompanying prospectus supplement for PLUS and prospectus for this offering, which can be accessed via the hyperlinks on the front page of this document.

March 2009	Page 3

Buffered PLUS Based on the Value of the MSCI EAFE Index® due March 18, 2011
Buffered Performance Leveraged Upside SecuritiesSM

How Buffered PLUS Work

Payoff Diagram

The payoff diagram below illustrates the payment at maturity on the Buffered PLUS based on the following terms:

Stated principal amount:	$10 per Buffered PLUS

Leverage factor:	200%

Buffer amount:	15%

Maximum payment at maturity:	$15.00 per Buffered PLUS (150% of the stated principal amount)

Minimum payment at maturity:	$1.50 per Buffered PLUS

Buffered PLUS Payoff Diagram

How it works

▪
If the final index value is greater than the initial index value, investors will receive the $10 stated principal amount plus 200% of the appreciation of the underlying index over the term of the Buffered PLUS, subject to the maximum payment at maturity of $15.00 per Buffered PLUS.  In the payoff diagram, an investor will realize the maximum payment at maturity at a final index value of 125% of the initial index value.

▪
If the final index value is less than or equal to the initial index value but has decreased from the initial index value by an amount less than or equal to the buffer amount of 15%, investors will receive the stated principal amount of $10 per Buffered PLUS.

▪
If the final index value is less than the initial index value and has decreased from the initial index value by an amount greater than the buffer amount of 15%, investors will receive an amount that is less than the stated principal amount by an amount that is proportionate to the percentage decrease of the underlying index from the initial index value, plus the buffer amount of 15%.  The minimum payment at maturity is $1.50 per Buffered PLUS.

▪	For example, if the underlying index depreciates 40%, investors would lose 25% of their principal and receive only $7.50 per Buffered PLUS at maturity, or 75% of the stated principal amount.

March 2009	Page 4

Buffered PLUS Based on the Value of the MSCI EAFE Index® due March 18, 2011
Buffered Performance Leveraged Upside SecuritiesSM

Payment at Maturity

At maturity, investors will receive for each $10 stated principal amount of Buffered PLUS that they hold an amount in cash based upon the closing value of the underlying index on the valuation date, as determined as follows:

If the final index value is greater than the initial index value:

$10    +    leveraged upside payment; subject to the maximum payment at maturity.

If the final index value is less than or equal to the initial index value, but has decreased from the initial index value by an amount less than or equal to the buffer amount of 15%:

the stated principal amount of $10

If the final index value is less than the initial index value and has decreased from the initial index value by an amount greater than the buffer amount of 15%:

($10    X    Index Performance Factor)  +    $1.50

Principal		Index Performance Factor	Minimum Payment at Maturity
$10	x	final index value initial index value	+	$1.50

Because the index performance factor will be less than 0.85, the payment at maturity will be less than the stated principal amount under this scenario.

Under no circumstances will the payment at maturity be less than $1.50 per Buffered PLUS.

March 2009	Page 5

Buffered PLUS Based on the Value of the MSCI EAFE Index® due March 18, 2011
Buffered Performance Leveraged Upside SecuritiesSM

Risk Factors

The following is a non-exhaustive list of certain key risk factors for investors in the Buffered PLUS.  For further discussion of these and other risks, you should read the section entitled “Risk Factors” in the accompanying prospectus supplement for PLUS and prospectus.  We also urge you to consult your investment, legal, tax, accounting and other advisers in connection with your investment in the Buffered PLUS.

▪
Buffered PLUS do not pay interest and provide a minimum payment at maturity of only 15% of your principal.  The terms of the Buffered PLUS differ from those of ordinary debt securities in that the Buffered PLUS do not pay interest, and provide a minimum payment at maturity of only 15% of the stated principal amount of the Buffered PLUS, subject to the credit risk of Morgan Stanley.  If the final index value is less than 85% of the initial index value, you will receive for each Buffered PLUS that you hold a payment at maturity that is less than the stated principal amount of each Buffered PLUS by an amount proportionate to the decline in the value of the underlying index, plus $1.50 per Buffered PLUS.

▪
The appreciation potential of the Buffered PLUS is limited by the maximum payment at maturity.  The appreciation potential of the Buffered PLUS is limited by the maximum payment at maturity of $15.00 per Buffered PLUS, or 150% of the stated principal amount. Although the leverage factor provides 200% exposure to any increase in the final index value over the initial index value, because the payment at maturity will be limited to 150% of the stated principal amount for the Buffered PLUS, any increase in the final index value over the initial index value by more than 25% of the initial index value will not increase the return on the Buffered PLUS.

▪
The market price will be influenced by many unpredictable factors.  Several factors will influence the value of the Buffered PLUS in the secondary market and the price at which MS & Co. may be willing to purchase or sell the Buffered PLUS in the secondary market, including: the value, volatility and dividend yield of the underlying index, interest and yield rates, time remaining to maturity, geopolitical conditions and economic, financial, political and regulatory or judicial events and any actual or anticipated changes in our credit ratings or credit spreads. You may receive less, and possibly significantly less, than the stated principal amount per Buffered PLUS if you try to sell your Buffered PLUS prior to maturity.

▪
Investing in the Buffered PLUS is not equivalent to investing in the underlying index.  Investing in the Buffered PLUS is not equivalent to investing in the underlying index or its component stocks.  Investors in the Buffered PLUS will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to stocks that constitute the underlying index.

▪
Adjustments to the underlying index could adversely affect the value of the Buffered PLUS. The publisher of the underlying index may add, delete or substitute the stocks constituting the underlying index or make other methodological changes that could change the value of the underlying index. The publisher of the underlying index may discontinue or suspend calculation or publication of the underlying index at any time.  In these circumstances, the calculation agent will have the sole discretion to substitute a successor index that is comparable to the discontinued underlying index and is not precluded from considering indices that are calculated and published by the calculation agent or any of its affiliates.

▪
The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices.  Assuming no change in market conditions or any other relevant factors, the price, if any, at which MS & Co. is willing to purchase Buffered PLUS in secondary market transactions will likely be lower than the original issue price, since the original issue price included, and secondary market prices are likely to exclude, commissions paid with respect to the Buffered PLUS, as well as the projected profit included in the cost of hedging the issuer’s obligations under the Buffered PLUS.  In addition, any such prices may differ from values determined by pricing models used by MS & Co., as a result of dealer discounts, mark-ups or other transaction costs.

▪
The Buffered PLUS are subject to the credit risk of Morgan Stanley, and its credit ratings and credit spreads may adversely affect the market value of the Buffered PLUS.  Investors are dependent on Morgan Stanley’s ability to pay all amounts due on the Buffered PLUS at maturity, and therefore investors are subject to the credit risk of Morgan Stanley and to changes in the market’s view of Morgan Stanley’s creditworthiness.  Any decline in Morgan Stanley’s credit ratings or increase in the credit spreads charged by the market for taking Morgan Stanley credit risk is likely to adversely affect the market value of the Buffered PLUS.

▪
There are risks associated with investments in securities linked to the value of foreign equity securities. Investments in securities linked to the value of foreign equity securities involve risks associated with the securities markets in those countries, including risks of volatility in those markets, governmental intervention in those markets and cross-

March 2009	Page 6

Buffered PLUS Based on the Value of the MSCI EAFE Index® due March 18, 2011
Buffered Performance Leveraged Upside SecuritiesSM

shareholdings in companies in certain countries. Also, there is generally less publicly available information about foreign companies than about U.S. companies that are subject to the reporting requirements of the Securities and Exchange Commission, and foreign companies are subject to accounting, auditing and financial reporting standards and requirements different from those applicable to U.S. reporting companies. The prices of securities issued in foreign markets may be affected by political, economic, financial and social factors in those countries, or global regions, including changes in government, economic and fiscal policies and currency exchange laws. Local securities markets may trade a small number of securities and may be unable to respond effectively to increases in trading volume, potentially making prompt liquidation of holdings difficult or impossible at times. Moreover, the economies in such countries may differ favorably or unfavorably from the economy in the United States in such respects as growth of gross national product, rate of inflation, capital reinvestment, resources, self-sufficiency and balance of payment positions.

▪
The underlying index is subject to currency exchange risk.  Because the closing prices of the securities constituting the underlying index are converted into U.S. dollars for purposes of calculating the value of the underlying index, investors in the Buffered PLUS will be exposed to currency exchange rate risk with respect to each of the currencies in which the component securities trade.  Exchange rate movements for a particular currency are volatile and are the result of numerous factors specific to that currency including the supply of, and the demand for, those currencies, as well as relevant government policy, intervention or actions, but are also influenced significantly from time to time by political or economic developments, and by macroeconomic factors and speculative actions related to each region.  Exposure to currency exchange risk will depend on the extent to which such currencies strengthen or weaken against the U.S. dollar and the relative weight of the component securities in the underlying index denominated in each such currency.  If, taking into account such weighting, the U.S. dollar strengthens against the currencies in which the component securities of the underlying index trade, the value of the underlying index will be adversely affected, and the payment at maturity on the Buffered PLUS may be reduced.

Of particular importance to potential currency exchange risk are:

▪	existing and expected rates of inflation;

▪	existing and expected interest rate levels;

▪	the balance of payments; and

▪	the extent of governmental surpluses or deficits in the component countries and the United States of America.

All of these factors are in turn sensitive to the monetary, fiscal and trade policies pursued by the United States, the governments of various countries represented in the underlying index and other countries important to international trade and finance.

▪
The Buffered PLUS will not be listed and secondary trading may be limited.  The Buffered PLUS will not be listed on any securities exchange.  Therefore, there may be little or no secondary market for the Buffered PLUS.  MS & Co. may, but is not obligated to, make a market in the Buffered PLUS.  Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Buffered PLUS easily.  Because we do not expect that other broker-dealers will participate significantly in the secondary market for the Buffered PLUS, the price at which you may be able to trade your Buffered PLUS is likely to depend on the price, if any, at which MS & Co. is willing to transact.  If, at any time, MS & Co. were to cease making a market in the Buffered PLUS, it is likely that there would be no secondary market for the Buffered PLUS.  Accordingly, you should be willing to hold your Buffered PLUS to maturity.

▪
Economic interests of the calculation agent and other of the issuer’s affiliates may be adverse to the investors.  The economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Buffered PLUS.  As calculation agent, MS & Co. has determined the initial index value and will determine the final index value and calculate the amount of cash you will receive at maturity.  Determinations made by MS & Co., in its capacity as calculation agent, including with respect to the occurrence or non-occurrence of market disruption events and the selection of a successor index or calculation of the final index value in the event of a discontinuance of the underlying index, may affect the payout to you at maturity.

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Buffered PLUS Based on the Value of the MSCI EAFE Index® due March 18, 2011
Buffered Performance Leveraged Upside SecuritiesSM

▪
Hedging and trading activity by the calculation agent and its affiliates could potentially adversely affect the value of the Buffered PLUS.  MS & Co., the calculation agent, is our subsidiary.  MS & Co. or other affiliates of ours have carried out, and will continue to carry out, hedging activities related to the Buffered PLUS (and possibly to other instruments linked to the underlying index or its component stocks), including trading in the stocks that constitute the underlying index as well as in other instruments related to the underlying index.  MS & Co. and some of our other subsidiaries also trade the stocks that constitute the underlying index and other financial instruments related to the underlying index on a regular basis as part of their general broker-dealer and other businesses.  Any of these hedging or trading activities on or prior to the pricing date could have affected the initial index value and, therefore, could have increased the value at which the underlying index must close before an investor receives a payment at maturity that exceeds the issue price of the Buffered PLUS.  Additionally, such hedging or trading activities during the term of the Buffered PLUS, including on the valuation date, could adversely affect the value of the underlying index on the valuation date and, accordingly, the amount of cash an investor will receive at maturity.

▪
The U.S. federal income tax consequences of an investment in the Buffered PLUS are uncertain.  Please read the discussion under “Fact Sheet ― General Information ― Tax Considerations” in this document and the discussion under “United States Federal Taxation” in the accompanying prospectus supplement for PLUS (together the “Tax Disclosure Sections”) concerning the U.S. federal income tax consequences of an investment in the Buffered PLUS.  If the Internal Revenue Service (the “IRS”) were successful in asserting an alternative treatment, the timing and character of income on the Buffered PLUS might differ significantly from the tax treatment described in the Tax Disclosure Sections.  For example, under one treatment, U.S. Holders could be required to accrue original issue discount on the Buffered PLUS every year at a “comparable yield” determined at the time of issuance and recognize all income and gain in respect of the Buffered PLUS as ordinary income.  The risk that buffered securities would be recharacterized, for U.S. federal income tax purposes, as debt instruments giving rise to ordinary income, rather than as an open transaction, is higher than with other non-principal protected equity-linked securities.  The issuer does not plan to request a ruling from the IRS regarding the tax treatment of the Buffered PLUS, and the IRS or a court may not agree with the tax treatment described in the Tax Disclosure Sections.  On December 7, 2007, the Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, such as the Buffered PLUS.  The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long term capital gain as ordinary income that is subject to an interest charge.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Buffered PLUS, possibly with retroactive effect.  Both U.S. and Non-U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the Buffered PLUS, including possible alternative treatments,  the issues presented by this notice and any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

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Buffered PLUS Based on the Value of the MSCI EAFE Index® due March 18, 2011
Buffered Performance Leveraged Upside SecuritiesSM

Information about the MSCI EAFE Index®

The MSCI EAFE Index®.  The MSCI EAFE Index® is a stock index calculated, published and disseminated daily by MSCI Inc., a majority-owned subsidiary of Morgan Stanley, and is intended to provide performance benchmarks for the developed equity markets in Australia and New Zealand and those in Europe and Asia, which include Austria, Belgium, Denmark, Finland, France, Germany, Greece, Hong Kong, Ireland, Italy, Japan, the Netherlands, Norway, Portugal, Singapore, Spain, Sweden, Switzerland and the United Kingdom.  The MSCI EAFE Index® is described under the heading “Underlying Indices and Underlying Index Publishers Information—MSCI EAFE Index®“ and “—MSCI Global Investable Market Indices Methodology” in Annex A of the accompanying prospectus supplement for PLUS.

License Agreement between MSCI and Morgan Stanley. “MSCI EAFE Index®” is a trademark of MSCI and has been licensed for use by Morgan Stanley.  See “Underlying Indices and Underlying Index Publishers Information—MSCI Global Investable Market Indices Methodology—License Agreement between MSCI and Morgan Stanley” in Annex A of the accompanying prospectus supplement for PLUS.

Historical Information

The following table sets forth the published high and low closing values, as well as end-of-quarter closing values, of the underlying index for each quarter in the period from January 1, 2004 through March 11, 2009.  The related graph sets forth the weekly closing values for the underlying index from January 9, 2004 through March 11, 2009.  The closing value of the underlying index on March 11, 2009 was 961.63.  We obtained the information in the table below from Bloomberg Financial Markets, without independent verification.  The historical values of the underlying index should not be taken as an indication of future performance, and no assurance can be given as to the level of the underlying index on the valuation date.

MSCI EAFE Index®	High	Low	Period End
2004
First Quarter	1,365.62	1,286.25	1,337.07
Second Quarter	1,360.32	1,226.65	1,327.97
Third Quarter	1,328.19	1,258.55	1,318.03
Fourth Quarter	1,515.48	1,329.37	1,515.48
2005
First Quarter	1,568.18	1,462.16	1,503.85
Second Quarter	1,518.07	1,439.66	1,473.72
Third Quarter	1,618.84	1,450.18	1,618.84
Fourth Quarter	1,696.07	1,533.92	1,680.13
2006
First Quarter	1,841.74	1,684.06	1,827.65
Second Quarter	1,980.26	1,681.70	1,822.88
Third Quarter	1,914.88	1,708.45	1,885.26
Fourth Quarter	2,074.48	1,890.59	2,074.48
2007
First Quarter	2,182.60	2,030.00	2,147.51
Second Quarter	2,285.36	2,152.13	2,262.24
Third Quarter	2,335.70	2,039.86	2,300.38
Fourth Quarter	2,388.74	2,179.99	2,253.36
2008
First Quarter	2,253.36	1,913.53	2,038.62
Second Quarter	2,206.72	1,957.23	1,967.19
Third Quarter	1,934.39	1,553.15	1,553.15
Fourth Quarter	1,568.20	1,044.23	1,237.42
2009
First Quarter (through March 11, 2009)	1,281.02	911.39	961.63

March 2009	Page 9

Buffered PLUS Based on the Value of the MSCI EAFE Index® due March 18, 2011
Buffered Performance Leveraged Upside SecuritiesSM

MSCI EAFE Index® End of Week Closing Values January 9, 2004 to March 11, 2009

March 2009	Page 10

Buffered PLUS Based on the Value of the MSCI EAFE Index® due March 18, 2011
Buffered Performance Leveraged Upside SecuritiesSM

Where You Can Find More Information

Morgan Stanley has filed a registration statement (including a prospectus, as supplemented by the prospectus supplement for PLUS) with the Securities and Exchange Commission, or SEC, for the offering to which this pricing supplement relates.  You should read the prospectus in that registration statement, the prospectus supplement for PLUS and any other documents relating to this offering that Morgan Stanley has filed with the SEC for more complete information about Morgan Stanley and this offering.  You may get these documents without cost by visiting EDGAR on the SEC web site at www.sec.gov.  Alternatively, Morgan Stanley will arrange to send you the prospectus and the prospectus supplement for PLUS if you so request by calling toll-free 800-584-6837.

You may access these documents on the SEC web site at www.sec.gov as follows:

Prospectus Supplement for PLUS dated December 23, 2008
Prospectus dated December 23, 2008

Terms used in this pricing supplement are defined in the prospectus supplement for PLUS or in the prospectus.  As used in this pricing supplement, the “Company,” “we,” “us,” and “our” refer to Morgan Stanley.

“Performance Leveraged Upside SecuritiesSM” and “PLUSSM” are our service marks.

March 2009	Page 11